UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 3, 2026
Date of Report
(Date of earliest event reported)

COUPANG, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40115	27-2810505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
720 Olive Way, Suite 600
Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 333-3839
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.0001 per share	CPNG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on February 6, 2026 by Coupang, Inc. (the “Company”) with the U.S. Securities and Exchange Commission, on January 30, 2026, President Donald J. Trump announced his intent to nominate Kevin M. Warsh, a member of the board of directors of the Company (the “Board”), to serve as Chairman of the Board of Governors of the United States Federal Reserve System (“Federal Reserve Chair”), subject to confirmation by the United States Senate (the “U.S. Senate”). On February 3, 2026, Mr. Warsh informed the Company that if he is confirmed as Federal Reserve Chair by the U.S. Senate, he would resign as a director of the Company.

On May 13, 2026, the U.S. Senate confirmed Mr. Warsh as Federal Reserve Chair and Mr. Warsh resigned as a director of the Company effective immediately. Under applicable U.S. federal ethics and conflict of interest requirements, Mr. Warsh cannot hold both positions as Federal Reserve Chair and as a Company director. Mr. Warsh’s decision was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

As a result of Mr. Warsh’s resignation, he will no longer stand for re-election as a director at the Company’s upcoming annual meeting of stockholders, no votes received will be counted for or against the election of Mr. Warsh to the Board, and the Board will reduce the size of the Board by one director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUPANG, INC.

By:	/s/ Harold L. Rogers
Name:	Harold L. Rogers
Title:	General Counsel and Chief Administrative Officer

Dated: May 14, 2026